Exhibit 99.1

Scottish Re Announces Scott Willkomm to Succeed Michael French as Chief Executive Officer

HAMILTON, Bermuda--(BUSINESS WIRE)--Dec. 7, 2004--Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, announced today that Scott Willkomm, who has been President of Scottish Re and a member of the Scottish Re Board of Directors since 2000, will succeed Michael C. French as the company's Chief Executive Officer effective January 1, 2005. Michael C. French, who has served as Scottish Re's Director and CEO since May 1998, will remain the Chairman of Scottish Re's Board of Directors.

"Speaking on behalf of the entire Board of Directors, I am so pleased that Scott will be moving into the CEO role. Scott brings vision and dynamism to our business and has emerged as a real presence in the industry. In the past four years, as Scottish Re has grown into one of the leading global life reinsurance players, Scott has managed a strong team across all our markets," said Mr. French. "We are very fortunate to have such an outstanding executive who is helping strengthen and build our business in a number of areas."

Mr. Willkomm commented, "I am delighted to be given this opportunity to lead Scottish Re as its CEO and appreciate the confidence that the Board has shown in choosing me to follow Mike French in this position. Scottish Re has made great strides in the past four years, achieving financial success and a market-leading position. We have an impressive management team that is dedicated to building on that success and I think that together we can achieve great things in the future."

As President, Mr. Willkomm was responsible for the day-to-day business and financial operations of Scottish Re. In addition, Mr. Willkomm focused on the company's corporate development, strategic planning and corporate financing initiatives. Prior to joining Scottish Re, Mr. Willkomm was an investment banker specializing in insurance, banking and financial services. He was a Managing Director with Prudential Securities Incorporated, and was responsible for that firm's insurance investment banking activities. During his tenure with Prudential Securities, Mr. Willkomm represented insurance and reinsurance companies in connection with public and private offerings of equity and debt securities, mergers and acquisitions and other strategic transactions. In addition, he advised a number of clients in establishing reinsurance companies in both life and property and casualty disciplines, including lead-managing the company's initial public offering in November 1998.

Mr. Willkomm also worked as Senior Vice President with Oppenheimer & Co., Inc. (now part of CIBC World Markets ) in that firm's Financial Institutions Group. Before joining Oppenheimer in 1993, Mr. Willkomm was associated with First Albany Corporation and Sandler O'Neill & Partners, L.P. Mr. Willkomm began his Wall Street career in 1987 with Merrill Lynch & Co.'s Mergers and Acquisitions Department. Mr. Willkomm is a 1987 graduate of Bowdoin College.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.